As Filed with the Securities and Exchange Commission on January 2, 1997
                                             Registration No. 333-
===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _______________

                                   FORM S-3

                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933
                              _______________


                         INTELLIGENT ELECTRONICS, INC.
            (Exact Name of Registrant as Specified in Charter)

               PENNSYLVANIA                     23-2208404
      (State or Other Jurisdiction           (I.R.S. Employer
         of Incorporation or                   Identification
            Organization)                          Number)

                           411 Eagleview Boulevard
                          Exton, Pennsylvania 19341
                               (610) 458-5500
           (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Registrant's Principal Executive Offices)

                             Richard D. Sanford
                           Chairman of the Board
                       Intelligent Electronics, Inc.
                          411 Eagleview Boulevard
                         Exton, Pennsylvania 19341
                               (610) 458-5500
          (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)
                              _______________
                              WITH A COPY TO:

                          Barry M. Abelson, Esq.
                       Pepper, Hamilton & Scheetz
                          3000 Two Logan Square
                      Philadelphia, PA 19103-2799
                             (215) 981-4000
                             _______________

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.
                             _______________

	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   /__/

	If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   /_X_/

	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /__/

	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /__/

	If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   /__/


                     CALCULATION OF REGISTRATION FEE

===========================================================================
                                    Proposed       Proposed
                                    Maximum        Maximum
    Title of           Amount       Offering      Aggregate      Amount of
   Securities           To Be	      Price Per     Offering     Registration
To be Registered     Registered     Share (1)     Price (1)         Fee

  Common Stock        1,220,152      $7.125      $8,693,583        $2,635
===========================================================================

(1) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.

       THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       SUBJECT TO COMPLETION
                      DATED DECEMBER 31, 1996

PROSPECTUS

                    INTELLIGENT ELECTRONICS, INC.

                           COMMON STOCK

		This Prospectus relates to the sale by certain selling shareholders (the "Selling Shareholders") of up to 1,220,152 shares (the "Offered Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Intelligent Electronics, Inc. (the "Company"). The Company will receive no proceeds from the sale of the Offered Shares by the Selling Shareholders hereunder. "See Selling Shareholders."

		No underwriter is initially being utilized in connection with this offering. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                       IS A CRIMINAL OFFENSE.

		Prospective Purchasers Should Consider The Risks Set Forth Under "Risk Factors" Commencing On Page 4.

		The sale, transfer and/or distribution of the Offered Shares of Common Stock by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time through brokers, agents, dealers or underwriters in one or more transactions (which may involve crosses and principal trades, including block transactions), in special offerings, negotiated transactions, exchange distributions or secondary distributions, or in connection with short-sale transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition, any Offered Shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq National Market transactions. See "Plan of Distribution."

		The Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market ("Nasdaq") under the symbol "INEL". On December 26,
1996, the last sale price of Common Stock, as reported by the Nasdaq
National Market was $7 1/8 per share.



             The date of this Prospectus is          , 1997.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       	AVAILABLE INFORMATION

		The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration
Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

		The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Proxy statements concerning the Company, reports, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth
Street, N.W., Washington, D.C. 20549, and at the Commissions' regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street,
N.W., Washington, DC 20549 at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World
Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR.

		The Common Stock trades on Nasdaq under the symbol "INEL". Reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market located at 1735 K Street, NW, Washington, DC 20006-1500.

		The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). The Company will also furnish, without a charge, to any such person on oral or written request, a copy of the Company's most recent
Annual Report to Shareholders. Any such request should be directed to the Investor Relations Department, Intelligent Electronics, Inc., 411 Eagleview Boulevard, Exton, PA 19341 (phone number: (610) 458-5500).


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

		The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

          (a) The Company's Annual Report on Form 10-K and Amendment No. 1 to the Company's Annual Report on
Form 10-K/A for the fiscal year ended February 3, 1996.

          (b) The Company's Quarterly Reports on Form
10-Q for the quarters ended May 4, 1996,  August 3,
1996 and November 2, 1996.

          (c) The Company's Current Reports on Form 8-
K dated March 8, 1996 and October 16, 1996.

          (d) The description of the Common Stock
contained in the Company's Registration Statement on Form 8-A dated June 24, 1987, including any amendments or reports filed for the purpose of updating such description.

          (e) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

		All financial statements included in the above-referenced filings should be read in conjunction with the Risk Factors section of this Prospectus.

		Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

		Intelligent Electronics, Inc. (together with its subsidiaries, the "Company") provides information technology products, services and solutions to network integrators and resellers (the "Network"), and to large and small corporate customers, educational institutions and governmental agencies in the United States. The principal products sold, installed and serviced by the Company include microcomputers, workstations, local and wide area network systems, computer software and peripherals and telecommunications equipment. As of October 31, 1996, the Network comprised more than 3,000 locations.

		The Company was founded in 1982 and is a Pennsylvania corporation. In March 1984, the Company commenced the wholesale distribution of microcomputers (the "Indirect Business"). In August 1995, the Company exchanged shares of its Common Stock for all of the remaining shares (approximately 69%) of The Future Now, Inc. ("FNOW"), not previously owned by the Company. The merger with FNOW, a computer sales and services company, expanded the Company's offerings through the acquisition of a direct hardware sales organization (the "Direct Business") and a professional services organization providing a wide range of sophisticated customer support and consulting services. In October 1996, in an initial public offering of its common stock, XLConnect Solutions, Inc. (NASDAQ:
XLCT), a subsidiary of the Company ("XLConnect"), raised approximately $45.3 million (after deducting underwriting discounts and offering expenses) (the "XLConnect IPO"). After the XLConnect IPO, XLConnect remained an 80%-owned subsidiary of the Company. XLConnect is composed of the businesses of the professional services organization ("PSO") of FNOW and IntelliCom Solutions, Inc. ("IntelliCom"). IntelliCom was founded by the Company in 1994 as a wholly-owned subsidiary of the Company. XLConnect is a professional services organization providing enterprise-wide total connectivity solutions to clients with complex computing and communications requirements.

		The Company's principal executive offices are located at 411 Eagleview Boulevard, Exton, Pennsylvania, 19341, telephone (610) 458-5500.

                              RISK FACTORS

		In addition to the other information contained in this Prospectus, potential risks and uncertainties include, without limitation: the impact of economic conditions generally and in the industry for microcomputer products and services; the potential decline in the level of demand for the Company's products and services; the potential termination or non-renewal of a supply agreement with a major vendor; continued competitive and pricing pressures in the industry; product supply shortages; open sourcing of products from vendors; rapid product improvement and technological change, short product life cycles and resulting obsolescence risks; legal proceedings and the risk of unavailability of adequate capital or financing. These and other potential risks and uncertainties are more specifically discussed below.

Dependence on Key Vendors

		Products from four vendors comprised the following percentages of the Company's revenues during the years ended February 3, 1996, January 28, 1995 and January 29, 1994, and for the nine months ended November 2, 1996:

                     Nine
                 months ended                      Year ended
                 ------------     -----------------------------------------
                  November 2,        February 3,   January 28,  January 29,
                     1996               1996          1995         1994
                 ------------     -----------------------------------------
IBM                   13%                15%           15%          15%
Compaq                26%                24%           25%          25%
Apple                  4%                 8%           12%          18%
Hewlett-Packard       26%                25%           24%          22%

		The Company's agreements with these vendors generally are subject to termination by the vendors without cause on varying notice periods and to periodic renewals or re-authorization by the vendors. There can be no assurance that the Company's relations with these vendors will continue as presently in effect, or that changes by such vendors in their pricing policies or in the funds which they provide to the Company for marketing programs will not adversely affect the Company. The termination or non-renewal of an agreement with a major vendor, or an insufficient or interrupted supply of products from such a vendor, could have a material adverse effect on the Company.

Industry Conditions

		Competition in the distribution of microcomputer products is intense, principally in the areas of price, breadth of product line, product availability and technical support and service. The Company and its Network compete with computer aggregators, distributors and retailers in the sale of its products and services as well as with firms offering information technology implementation consulting services. The Company faces competition from microcomputer manufacturers that sell their products through direct sales forces and from distributors that emphasize mail order and telemarketing. The Company is also subject to competition from other aggregators in recruiting and retaining Network members, as well as competition from distributors in its efforts to sell products to the Network. Certain competitors have greater financial resources than the Company.

		Moreover, the microcomputer products distribution industry periodically experiences significant product supply shortages and customer order backlogs due to the inability of certain manufacturers to supply certain products. By removing the historical requirement that resellers purchase their products from one source, the Company's key vendors have initiated new channels of distribution that increase competition for the available product supply and intensify prevailing price competition. Two of the Company's four key vendors had previously adopted an open sourcing model, and the remaining two key vendors announced in the third quarter of fiscal 1996 that they have adopted an open sourcing model, which may lead to more competition.

		As a result of the foregoing, as well as the microcomputer products industry's rapid product improvement and technological change, short product life cycles and resulting obsolescence risks, there can be no assurance that the Company will continue to compete successfully in the industry.

Recent Operating Results

		The Company has incurred net losses since fiscal 1995. Among the factors giving rise to these losses are: (i) competitive pressures and their impact on gross margins, which are expected to continue in the future; (ii) a trend of decreasing revenues in the Indirect Business due primarily to certain manufacturers' products being constrained in 1996 and decreased sales to existing resellers as a result of open sourcing and continued consolidation in the reseller channel; (iii) the higher level of operating costs associated with the Direct Business; (iv) increased depreciation related to the implementation of certain management information systems; and (v) increased interest expense as a result of the Company's more frequent use of its available financing arrangements for inventory financing and working capital purposes and the addition of long-term financing in October 1995.

		During the third quarter of fiscal 1996, the Company recorded a number of charges, including, among other things: (i) an impairment loss relative to its Indirect Business (consisting primarily of the write-off of goodwill) in the amount of $61.6 million; (ii) charges of $9.8 million resulting from the closing of the direct hardware portion of five branch locations, and (iii) charges of approximately $8 million relating to the estimated shortfall in future rental revenue under a program offered in the Direct Business compared to the Company's future related lease obligations in that program. There can be no assurance that the Company's results of operations will return to profitability as existed prior to fiscal 1995.

Volatility of Common Stock Price

		There has been significant volatility in the market prices of securities of companies in the microcomputer products industry, including the Common Stock. Various factors and events, including those relating specifically to the Company, its vendors or its competitors and those relating generally to the industry, may have a significant impact on the trading price of the Common Stock.

Legal Proceedings

		In December 1994, several class action lawsuits were filed in the United States District Court for the Eastern District of Pennsylvania against the Company and certain officers and directors. On February 13, 1996, the Court certified the class of these lawsuits as purchasers of Common Stock from January 29, 1991 through December 5, 1994. These lawsuits have been consolidated with a class action lawsuit filed several years ago against the Company, certain directors and officers, and the Company's auditors in the United States District Court for the Eastern
District of Pennsylvania. A derivative lawsuit was filed in December 1994 in the Court of Common Pleas of Philadelphia County against the Company and certain of its directors and officers. These lawsuits allege violations of certain disclosure and related provisions of the federal securities laws and breach of fiduciary duties, including allegations relating to the Company's practices regarding vendor marketing funds, and seek damages in unspecified amounts as well as other monetary and equitable relief. In addition, the Company is subject to a Securities and Exchange Commission investigation. The Company believes that all such allegations and lawsuits are without merit and is defending against them vigorously. While management of the Company, based on its investigation of these matters and consultations with counsel, believes resolution of these matters will not have a material adverse effect on the Company's financial position, the ultimate outcome of these matters cannot presently be determined. As of the date of this Prospectus, counsel is unable to render a legal opinion as to the probable outcome of these matters.

Risks Related to XLConnect
--------------------------
		In addition to the foregoing, the following potential risks and uncertainties concerning XLConnect should be considered by prospective investors in the Common Stock, bearing in mind that any material adverse change in XLConnect's financial condition or results of operations could have a material adverse effect on the Company's financial condition or results of operations.

Absence of History as a Stand-Alone Company; Limited Relevance of
Historical Financial Information.

		Prior to the XLConnect IPO, XLConnect never operated as a stand-alone company and it currently has limited name recognition. In addition, the PSO business and IntelliCom began to operate as a single, integrated business within the Company only as of May 31, 1996. There can be no assurance that XLConnect will be successful in obtaining widespread name recognition and in fully integrating the PSO business and IntelliCom. The failure to obtain widespread name recognition and to fully integrate the PSO business and Intellicom could have a materially adverse effect on XLConnect's financial condition and results of operations, which in turn could have a materially adverse effect on the Company's financial condition and results of operations.

Dependence on Key Personnel; New Management Personnel.

		The continued success of XLConnect will depend largely on the continued services of its key managerial employees, particularly its executive officers, several of whom, including its Chief Executive Officer, were only recently hired by XLConnect. Each executive officer has entered into an employment arrangement with XLConnect that is terminable at will by either party, subject to severance arrangements, and XLConnect does not currently maintain key person life insurance on any of its executive officers. There can be no assurance that XLConnect will retain its key employees or that the departure of one or more of them would not have a materially adverse effect on XLConnect, which in turn could have a materially adverse effect on the Company. Furthermore, there can be no assurance that XLConnect will be successful in attracting and retaining the new or additional managerial personnel it requires to conduct its operations or to meet its future needs to accommodate growth successfully.

Competitive Market for Technical Personnel.

		XLConnect's future success also depends largely on its ability to attract, hire, train and retain highly qualified technical personnel to provide XLConnect's services. Competition for such personnel is intense.
There can be no assurance that XLConnect will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully and to differentiate itself from its competition. XLConnect's results of operations and growth prospects could be materially adversely affected if XLConnect was unable to attract, hire, train and retain such qualified technical personnel, which in turn could have a materially adverse effect on the Company's results of operations.

Factors Affecting Operating Results; Potential Fluctuations in Quarterly
Results.

		XLConnect's future quarterly operating results may vary and reduced levels of earnings or losses could be experienced in one or more quarters, which in turn could reduce the Company's earnings or losses in such quarters. Fluctuations in the XLConnect's quarterly operating results could result from a variety of factors, including changes in the levels of revenues derived from internetworking, applications development, managed services and telecommunications services, the size and timing of significant project orders, changes in the mix of employee and subcontractor technicians on large projects, the timing of new service offerings by XLConnect or its competitors, new branch office openings by XLConnect, changes in pricing policies by XLConnect or its competitors, market acceptance of new and enhanced services offered by XLConnect or its competitors, changes in operating expenses, availability of qualified technical personnel, disruptions in sources of supply of computer, telecommunications and related products and services, the effect of potential acquisitions and industry and general economic factors.
XLConnect has limited or no control over many of these factors.
XLConnect's expense levels are based, in part, on its expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. In addition, XLConnect believes that its business is subject to some seasonality, the effects of which currently are partially obscured by XLConnect's revenue growth during the past eight quarters. Nonetheless, XLConnect believes that weaker sales generally may be expected during the fourth and first quarters due to fewer working days and some clients' decisions at year end to postpone large internetworking and applications development projects until the following year when capital budgets are renewed. Accordingly, comparisons of results of operations for XLConnect between particular periods are not necessarily meaningful and historical results of operations for XLConnect are not necessarily indicative of future performance.

Management of Growth.

		XLConnect's business has experienced substantial growth during the past five years, in terms of revenues, employees and clients. This growth is expected to continue to place significant and increasing demands on XLConnect's management, operational and technical resources.
XLConnect's future performance will depend in part on its ability to finance and manage expanding operations and to adapt its information systems to changes in its business. The failure of XLConnect to manage its growth effectively could have a materially adverse effect on XLConnect's business, financial condition and results of operations, which in turn could have a materially adverse effect on the Company's financial condition and results of operations.

Competition.

		The markets in which XLConnect operates are characterized by intense competition from several types of solution and technical service providers. These include value added resellers, systems integrators and consultants, computer or other hardware and software vendors, and long distance carriers and the Regional Bell Operating Companies. In addition, there can be no assurance that XLConnect's potential clients will not seek to develop further their in-house capabilities and perform internally more of the services that XLConnect offers. XLConnect expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of XLConnect's current and potential competitors have greater financial, technical, marketing and other resources than XLConnect. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than XLConnect. There can be no assurance that XLConnect will be able to continue to compete successfully.

Acquisition Risk.

		As part of its growth strategy, XLConnect intends to evaluate the acquisition of complementary professional services organizations in attractive geographic or service markets or with desirable client relationships. The success of this strategy will depend not only upon XLConnect's ability to locate and acquire such business on a cost-effective basis but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired firms. In addition, although XLConnect conducts due diligence reviews of potential acquisition candidates, there can be no assurance that XLConnect can identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that XLConnect will be able to acquire any business, retain the technical and other key personnel of an acquired business or integrate any acquired business successfully, that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that XLConnect will be able to accomplish its strategic objectives in connection with any acquisition.

Substantial Reliance on Key Clients.

		XLConnect's client base is highly concentrated, with it top 25 clients in 1993, 1994, 1995 and the first six months of calendar 1996 accounting for approximately 24.2%, 53.6%, 52.4% and 51.5% of revenues, respectively. Sales to one client, GE Aircraft Engines, a division of General Electric Company ("GEA"), principally of managed services, accounted for approximately 10.3%, 14.8% and 16.7% of revenues in 1994, 1995 and the first six months of 1996, respectively. Based upon historical and recent results and existing relationships with clients, XLConnect believes that a substantial portion of its revenues will continue to be derived from services provided to a relatively few large clients. The loss of GEA or any other large client or a significant reduction in services provided to any of them could have a materially adverse effect on XLConnect's results of operations, which in turn could have a materially adverse effect on the Company's results of operations. XLConnect's contracts to provide professional services to its clients generally do not obligate the client to purchase any minimum level of services and are terminable upon relatively short notice, often 30 days. There can be no assurance that XLConnect's largest clients will continue to enter into new contracts with XLConnect at current levels of business, if at all, or that existing contracts will not be terminated.

Risks Associated with Rapid Technological Change.

		The market for XLConnect's services is characterized by rapidly changing technology and frequent new product and service introductions.
The development and commercialization of new technologies and the introduction of new products can render existing products and services obsolete or unmarketable. XLConnect's continued success will depend on its ability to attract and retain highly capable technical personnel, to enhance existing services and to package newly developed and introduced service offerings of its own with products and services from vendors, on a timely and cost-effective basis, that keep pace with technological developments and address increasingly sophisticated client requirements.
There can be no assurance that XLConnect will be successful in identifying and marketing service enhancements or supporting new products and services introduced by vendors that respond to technological change. In addition, XLConnect may experience contractual or technical difficulties that could delay or prevent its successfully deploying newly developed and introduced products.

Dependence on Industry Alliances and Relationships.

		XLConnect's success depends in part upon its alliances and relationships with leading hardware and software vendors, telecommunications carriers and Internet access service providers, particularly Microsoft, IBM/Lotus, Novell and MCI. Any adverse change in these relationships could have a materially adverse effect on XLConnect's results of operations and financial condition while XLConnect seeks to establish alternative relationships, which in turn could have a materially adverse effect on the Company's results of operations and financial condition. Also, XLConnect will likely need to establish additional alliances and relationships in order to keep pace with evolutions in technology and enhance its service offerings, and there can be no assurance such additional alliances will be established.

Dependence on Network Management Center and Help Desk Centers.

		XLConnect's network management and help desk services are dependent upon XLConnect's ability to protect its computer and telecommunications equipment and the information stored in its Network Management Center and Help Desk Centers against damage from fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices and other similar events. Notwithstanding the precautions XLConnect has taken to avoid these risks, there can be no assurance that an unforeseen event will not result in a prolonged disruption of XLConnect's network management and help desk services or that XLConnect can recover the full amount of its lost revenues from its insurance policies.

Limited Protection of Intellectual Property Rights; Risks of Infringement.

		XLConnect relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property rights, which afford only limited protection. XLConnect routinely enters into non-disclosure and confidentiality agreements with employees, contractors, consultants and clients. Despite XLConnect's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that XLConnect regards as proprietary, and there can be no assurance that XLConnect's means of protecting its proprietary rights will be adequate. XLConnect does not believe that any of its intellectual property infringes on the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by XLConnect. Any such claim, with or without merit, could be time-consuming, result in costly litigation, cause project delays or require XLConnect to enter into royalty or licensing agreements which may not be available on terms acceptable to XLConnect, all of which could have a materially adverse effect on the business, results of operations and financial condition of the XLConnect, which in turn could have a materially adverse effect on the Company's results of operations and financial condition. A third party has asserted that XLConnect's XLConnect trademark is confusingly similar to the third party's trademark and that XLConnect should cease using the trademark. Although XLConnect believes that no such confusion exists and intends to continue to use the XLConnect trademark, there can be no assurance as to the outcome if XLConnect's use of the trademark is formally challenged.

Dependence on Third Party Suppliers and Vendors.

		XLConnect's business depends upon the adequate and timely supply to it clients of computer and telecommunications products and services from third parties at competitive prices and on reasonable terms. To date, XLConnect has elected to procure substantially all of the products it uses on client projects from the Company, given its historic relationship with the Company. XLConnect has not entered into any long-term supply contracts with the Company or other distributors. As a result, there can be no assurance that products will be available as required by XLConnect. At times, typically due to product shortages of the specific manufacturer, XLConnect is unable to obtain products for its clients on a timely basis.
Any material disruption in the supply of products and services from third party vendors could have a materially adverse effect on XLConnect's results of operations, which in turn could have a materially adverse effect on the Company's results of operations.

Government Regulation of Telecommunications Services.

		A portion of the telecommunications services offered by XLConnect is subject to regulation at both the Federal and state levels. As a result of the passage of the Telecommunications Act of 1996, it is possible that certain services not currently subject to regulation could become subject to regulation, which could subject XLConnect to delays, additional compliance costs and mandatory contributions to Federal and state universal service funds. Such costs and delays could affect XLConnect's margins for telecommunications services and its ability to respond quickly to client requirements. If the provision of regulated telecommunications services results in substantial regulatory costs, XLConnect may elect to cease providing one or more of such services in some or all states.

                       USE OF PROCEEDS

		The Company will receive no proceeds from the sale of the Offered Shares by the Selling Shareholders under this Prospectus.

                     SELLING SHAREHOLDERS

		The following table sets forth information with respect to the beneficial ownership of the Common Stock by the Selling Shareholders as of the date of this Prospectus.

                                                                         Beneficial Ownership
                                                                           After Offering
                                                                 ---------------------------------
                          Number of Shares
                         Beneficially Owned      Number of
                            Prior to              Shares         Number of    Percent of Class (if
Name and Address            Registration         Registered       Shares        Greater than 1%)
-----------------------  ------------------      ----------      ---------    --------------------
Jason W. Edwards (1)(2)       498,641             498,641            --                --
106 Melody Lane
Friendswood, TX  77546

G. Kenneth Anderson (3)(4)    304,914(5)           304,220         694(5)              --
8108 Woodcreek
Waco, TX 76712

Kevan M. Casey (1)(2)         191,785              191,785           --                --
P.O. Box 87721
Houston, TX  77287

Charles F. Casey (1)           76,714               76,714           --                --
708 Pine Needle
Friendswood, TX  77546

M. Chris Brammer (3)           48,034               48,034           --                --
8401 Oakdale
Waco, TX 76712

F. Stephen Cunningham (3)(4)   44,472               44,472           --                --
247 Jenkins Estates
Crawford, TX 76638

Samuel T. Rose (1)             40,275               40,275           --                --
5707 Vestavia
Houston, TX  77068

D. Scott Short (3)(4)          16,011                16,011          --                --
309 Lee
Lorena, TX 76655

___________

	(1)	The referenced Selling Shareholders acquired their Offered Shares from the Company in connection with acquisition by the Company of E-C
Computer Technical Services, Inc., a Texas corporation ("CTS"), on
October 23, 1996, pursuant to a merger of CTS with a wholly owned subsidiary of the Company (the "CTS Acquisition"). These Selling
Shareholders were the shareholders of CTS prior to the CTS Acquisition, and CTS became a wholly owned subsidiary of the Company as a result of the CTS Acquisition.

		Each of the referenced Selling Shareholders has agreed that he will not sell or otherwise transfer or dispose of, or in any other way reduce the risk relative to, any of the shares of Common Stock issued in connection with the CTS Acquisition, prior to the publication and dissemination by the Company of financial results which include the results of combined operations of the Company and CTS on a consolidated basis for the period from October 23, 1996 through at least November 22, 1996.

	(2)	In connection with the CTS Acquisition, Jason Edwards and Kevan
Casey, two of the Selling Shareholders, entered into three-year employment agreements with CTS, under which Mr. Edwards has agreed to serve as the President of CTS and Mr. Casey has agreed to serve as the Vice President of CTS. Also in connection with the CTS Acquisition, Messrs. Edwards and
Casey received options to purchase 80,000 and 10,000 shares, respectively, of Common Stock at an exercise price of $8 15/16 (the last reported sale price on Nasdaq on the date of the CTS Acquisition), vesting over five years.

		Messrs. Edwards and Casey have pledged 59,749 and 20,993 shares, respectively, of the Common Stock they received in the CTS Acquisition with a third party escrow agent as collateral security for their indemnification obligations under the merger agreement. The pledging shareholders may cause the pledged shares to be sold, provided that the net proceeds of any sale will remain in escrow until the escrow is terminated. The balance of the shares and proceeds held in escrow will be released to the pledging shareholders on the earlier of May 23, 1997 or ten days after the Company receives final audited financial statements for the Company's fiscal year ending February 1, 1997, unless the Company has made a claim against the escrowed funds prior to the release date which is unresolved.

	(3)	The referenced Selling Shareholders acquired their Offered Shares from the Company in connection with acquisition by the Company of RCK
Computers, Inc., a Texas corporation ("RCK"), on December 23, 1996, pursuant to a merger of RCK with a wholly owned subsidiary of the Company
(the "RCK Acquisition"). These Selling Shareholders were the shareholders of RCK prior to the RCK Acquisition, and RCK became a wholly owned subsidiary of the Company as a result of the RCK Acquisition.

		Each of the referenced Selling Shareholders has agreed that he will not sell or otherwise transfer or dispose of, or in any other way reduce the risk relative to, any of the shares of Common Stock issued in connection with the RCK Acquisition, prior to the publication and dissemination by the Company of financial results which include the results of combined operations of the Company and RCK on a consolidated basis for the period from December 23, 1996 through at least January 22, 1997.

		The referenced Selling Shareholders have pledged certain of the shares of Common Stock they received in the RCK Acquisition with a third party escrow agent as collateral security for their indemnification obligations under the merger agreement. The number of shares pledged by each such Selling Shareholder is as follows: Mr. Anderson, 30,422 shares;
Mr. Brammer, 4,803 shares; Mr. Cunningham, 4,447 shares; and Mr. Short,
1,601 shares. The pledging shareholders may cause the pledged shares to be sold, provided that the net proceeds of any sale will remain in escrow until the escrow is terminated. The balance of the shares and proceeds held in escrow will be released to the pledging shareholders on the earlier of December 23, 1997 or ten days after the Company receives final audited financial statements for the Company's fiscal year ending February 1, 1997, unless the Company has made a claim against the escrowed funds prior to the release date which is unresolved.

	(4)	In connection with the RCK Acquisition, G. Kenneth Anderson, F.
Stephen Cunningham and D. Scott Short, three of the Selling Shareholders, entered into employment agreements with RCK for two, three and three years, respectively, under which each has agreed to serve as a Vice President of RCK.

	(5)	Includes 694 shares owned jointly with the Selling Shareholder's wife.

                         PLAN OF DISTRIBUTION

		Pursuant to this Prospectus, the Offered Shares may be sold by the Selling Shareholders from time to time while the Registration Statement to which this Prospectus relates is effective, on Nasdaq or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. The Selling Shareholders may choose to sell all or a portion of such Offered Shares from time to time in any manner described herein. The methods by which the Offered Shares may be sold by the Selling Shareholders include, without limitation: (i) ordinary brokerage transactions, which may include long or short sales, (ii) transactions which involve cross or block trades or any other transactions permitted by Nasdaq, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of any such methods of sale. In addition, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell Offered Shares short and deliver the Offered Shares registered hereby at any time to close out such short positions, provided such short sales were effected pursuant to this Prospectus. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker-dealers of the Offered Shares offered hereby, which Offered Shares such broker-dealers may resell pursuant to this Prospectus.

		In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.
Brokers or dealers may receive commissions or discounts from the Selling Shareholders to sell a specified number of Offered Shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the Selling Shareholders, may purchase as principal any unsold Offered Shares at the price required to fulfill such broker or dealer commitment to the Selling Shareholders. Brokers or dealers who acquire Offered Shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other brokers or dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices, and in connection with the methods as described above.
The Offered Shares held by the Selling Shareholders may also be sold hereunder by brokers, dealers, banks or other persons or entities who receive such Offered Shares as a pledgee of the Selling Shareholders. The Selling Shareholders and brokers and dealers through whom sales of Offered Shares may be effected may be deemed to be "underwriters," as defined under the Securities Act, and any profits realized by them in connection with the sale of the Offered Shares may be considered to be underwriting compensation.

                               LEGAL OPINION

		The validity of the Offered Shares offered hereby has been passed upon for the Company by Pepper, Hamilton & Scheetz, Philadelphia,
Pennsylvania. Barry M. Abelson, a member of the Board of Directors of the Company and XLConnect, is currently a partner at Pepper, Hamilton &
Scheetz. Mr. Abelson owns 42,900 shares of Common Stock, 8,425 shares of common stock of XLConnect and options to purchase 25,000 shares of common stock of XLConnect.

                                  EXPERTS

		The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 3, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

============================================   ============================
No dealer, salesman or other person has
been authorized to give any information
or to make any representations other than
those contained in this Prospectus in
connection with the offer made hereby,
and, if given or made, such information
or representations must not be relied upon
as having been authorized by the Company.
This Prospectus does not constitute an
offer to sell, or a solicitation of an
offer to buy, the securities offered
hereby to any person in any state or
other jurisdiction in which such offer
or solicitation is unlawful.  Neither
the delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, imply that information
contained herein is correct as of any
time subsequent to its date or that
there has not been any change in the
facts set forth in this Prospectus or
in the affairs of the Company since
the date hereof.                              INTELLIGENT ELECTRONICS, INC.

          __________________


           TABLE OF CONTENTS                         PROSPECTUS



                             Page
                             ----

Available Information .......  2
Incorporation of Certain
  Information by Reference ..  2
The Company .................  3
Risk Factors ................  4
Use of Proceeds ............. 10                                 , 1997
Selling Shareholder ......... 11
Plan of Distribution ........ 12
Legal Opinion ............... 13
Experts ..................... 13

============================================   ============================

                                   PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         SEC registration fee              $  2,635  *
         Printing and engraving fees          2,000 **
         Legal fees and expenses             20,000 **
         Accountants' fees and expenses       5,000 **
         Miscellaneous                       10,365 **
                                           --------
              TOTAL                        $ 40,000 **

________________
*	Actual.
** 	Estimated

Item 15. Indemnification of Directors and Officers

		Sections 513 and 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under Sections 1741-1750 of the BCL, the Company's By-Laws provide that the Company shall indemnify its directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

		Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 16. Exhibits

  5    Opinion of Pepper, Hamilton & Scheetz.
 23.1 Consent of Price Waterhouse LLP. See "Consent of Independent Public Accountants."
 23.2  Consent of Pepper, Hamilton & Scheetz (included in Exhibit 5).
 24 Power of Attorney (included on the signature pages of this Registration Statement).

Item 17. Undertakings

	(a)  The undersigned registrant hereby undertakes:

		(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

		 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

		(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

		(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

		(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                 Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 17, 1996, appearing on page 12 of the Company's Annual Report on Form 10-K for the year ended February 3, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Philadelphia, Pennsylvania
December 31, 1996

                            SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 20, 1996.

                                   INTELLIGENT ELECTRONICS, INC.


                                   By:  /s/ Richard D. Sanford
                                      -----------------------------------
                                      Richard D. Sanford, Chief Executive
                                      Officer and Chairman of the Board

                           POWER OF ATTORNEY
                           -----------------
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Sanford and Thomas J. Coffey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

		Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date: December 20, 1996                 /s/ Richard D. Sanford
                                        -----------------------------------
                                        Richard D. Sanford, Chief Executive
                                        Officer and Chairman of the Board

Date: December 20, 1996                 /s/ Thomas J. Coffey
                                        -----------------------------------
                                       	Thomas J. Coffey, Chief Financial
                                       	Officer, Senior Vice President and
                                        Principal Accounting Officer


Date: December 20, 1996                 /s/ Arnold S. Hoffman
                                        -----------------------------------
                                        Arnold S. Hoffman, Director


Date: December 20, 1996                 /s/ William L. Rulon-Miller
                                        -----------------------------------
                                       	William L. Rulon-Miller, Director


Date: December 20, 1996                 /s/ Barry M. Abelson
                                        -----------------------------------
                                        Barry M. Abelson, Director


Date: December 20, 1996                 /s/ Roger J. Fritz
                                        -----------------------------------
                                        Roger J. Fritz, Director


Date: December 20, 1996                 /s/ Michael Norris
                                        -----------------------------------
                                        Michael Norris, Director


Date: December 20, 1996                 /s/ John A. Porter
                                        -----------------------------------
                                        John A. Porter, Director


Date: December 20, 1996                 /s/ Gregory A. Pratt
                                        -----------------------------------
                                        Gregory A. Pratt, Director


Date: December 20, 1996                 /s/ William E. Johnson
                                        -----------------------------------
                                        William E. Johnson, Director


Date: December 20, 1996                 /s/ Christopher T.G. Fish
                                        -----------------------------------
                                        Christopher T.G. Fish, Director

                                  EXHIBIT INDEX


EXHIBIT				DESCRIPTION

      5				Opinion of Pepper, Hamilton & Scheetz